Exhibit 23.3

Consent of Independent Auditor

To the Board of Directors of

Xtant Medical Holdings, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Xtant Medical Holdings, Inc. of our report dated January 27, 2014, relating to our audit of the consolidated financial statements of X-spine Systems, Inc. as of and for the year ended December 31, 2013, which is included in the Current Report on Form 8-K filed by Xtant Medical Holdings, Inc. on July 28, 2015.

We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ Battelle Rippe Kingston LLP

Dayton, Ohio

December 21, 2015